Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 18, 2006, relating to the financial statements of Nordic American Tanker Shipping Limited appearing in the Annual Report on Form 20-F of Nordic American Tanker Shipping Limited for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus Supplement and Prospectus, which are part of this Registration Statement.

Deloitte AS

/s/ Deloitte AS

Oslo, Norway

September 25, 2006